EXHIBIT 4.1

















                            ASSET PURCHASE AGREEMENT



                             Dated December 16, 2005



                                      among



                           SOFT LINK SOLUTIONS, INC.,
                                    AS SELLER

                                   ETG, INC.,
                                  AS PURCHASER

                                       AND

                               INFOCROSSING INC.,
                                    AS PARENT





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                                TABLE OF CONTENTS

ARTICLE I                PURCHASE AND SALE OF ASSETS

      1.1                Agreement to Purchase and Sell

      1.2                Enumeration of Purchased Assets

      1.3                Excluded Assets

ARTICLE II               ASSUMPTION OF LIABILITIES

      2.1                Agreement to Assume

      2.2                Description of Assumed Liabilities

      2.3                Excluded Liabilities

ARTICLE III              PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING

      3.1                Purchase Price

      3.2                Time and Place of Closing

      3.3                Manner of Payment of the Purchase Price

      3.4                Escrow Amount

      3.5                Estimated Net Current Liabilities

      3.6                Net Current Liabilities

      3.7                Estimated Indebtedness Repayment

      3.8                Allocation of Purchase Price

ARTICLE IV               REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

      4.1                Organization

      4.2                Authority

      4.3                Governmental Consents

      4.4                Conflicts

      4.5                Defaults

      4.6                Broker's Fees

      4.7                Authorization of Issuance of Parent Common Stock

      4.8                SEC Filings; Financial Statements

      4.9                Survival

      4.10               Disclaimer of Additional Representations and Warranties

ARTICLE V                SELLER'S REPRESENTATIONS AND WARRANTIES

      5.1                Organization; Authority to Conduct Business

      5.2                Authority

      5.3                Governmental Consents

      5.4                Conflicts

      5.5                Subsidiaries

      5.6                Financial Information

      5.7                Liens

      5.8                Taxes

      5.9                Material Adverse Change

      5.10               Contracts

      5.11               Permits

      5.12               Employee Benefits; Employment Matters

      5.13               Litigation and Claims

      5.14               Environmental Matters

      5.15               Leased Premises

      5.16               Intellectual Property

      5.17               Investment Experience

      5.18               Investment; Legend

      5.19               Rule 144

      5.20               Broker's Fees

      5.21               Limitation on Warranties; Survival

      5.22               Top Five Customers

      5.23               Definition of Knowledge

      5.24               Disclaimer of Additional Representatives and Warranties

ARTICLE VI               CONDUCT PRIOR TO THE CLOSING

      6.1                General

      6.2                Seller's Obligations

      6.3                Purchaser's Obligations

      6.4                Joint Obligations

ARTICLE VII              CONDITIONS TO CLOSING

      7.1                Conditions to Seller's Obligations

      7.2                Conditions to Purchaser's Obligations

ARTICLE VIII             CLOSING

      8.1                Form of Documents

      8.2                Purchaser's Deliveries

      8.3                Seller's Deliveries

ARTICLE IX               POST-CLOSING AGREEMENTS

      9.1                Post-Closing Agreements

      9.2                Inspection of Records

      9.3                Certain Tax Matters

      9.4                Use of Trademarks; References to Seller

      9.5                Collection of Accounts Receivable

      9.6                Third Party Claims

      9.7                [Intentionally omitted]

      9.8                Non-Assignment

      9.9                Non-Competition and Non-Solicitation

      9.10               Further Assurances

      9.11               Registration Rights

ARTICLE X                EMPLOYEES AND EMPLOYEE BENEFIT PLANS

      10.1               Employment of Seller's Employees

      10.2               Seller Benefit Plans

      10.3               Purchaser Benefit Plans

ARTICLE XI               INDEMNIFICATION

      11.1               General

      11.2               Certain Definitions

      11.3               Indemnification Obligations of Seller

      11.4               Limitation on Seller's Indemnification Obligations

      11.5               Purchaser's Indemnification Covenants

      11.6               Limitation on Purchaser's Indemnification Obligations

      11.7               Cooperation

      11.8               Third Party Claims

      11.9               Indemnification Exclusive Remedy

ARTICLE XII              EFFECT OF TERMINATION/PROCEEDING

      12.1               General

      12.2               Right to Terminate

      12.3               Certain Effects of Termination

      12.4               Remedies

      12.5               Right to Damages

ARTICLE XIII             MISCELLANEOUS

      13.1               [Intentionally Omitted]

      13.2               Sales and Transfer Taxes

      13.3               Publicity

      13.4               Notices

      13.5               Expenses

      13.6               Entire Agreement

      13.7               Non-Waiver

      13.8               Counterparts

      13.9               Severability

      13.10              Applicable Law

      13.11              Binding Effect; Benefit

      13.12              Assignability

      13.13              Amendments

      13.14              Headings

      13.15              Governmental Reporting

      13.16              Waiver of Trial by Jury

      13.17              Consent to Jurisdiction

      13.18              Definitions


SCHEDULES

Schedule 1.2(a)   Tangible Assets
Schedule 1.2(e)   Deposits, Prepaids and Reserves
Schedule 1.2(g)   Permits
Schedule 1.3(j)   Other Excluded Assets
Schedule 1.3(k)   Receivables
Schedule 3.5      Net Current Liabilities Schedule
Schedule 5.1      Foreign Jurisdictions
Schedule 5.6(a)   Financial Statements
Schedule 5.6(b)   Interim Financial Statements
Schedule 5.7      Permitted Liens
Schedule 5.10(a)  Material Contracts
Schedule 5.12(a)  Pension Plans
Schedule 5.12(b)  Welfare Plans
Schedule 5.12(n)  Employees
Schedule 5.15     Leased Premises
Schedule 5.16     Intellectual Property
Schedule 5.20     Broker's Fees
Schedule 5.22     Top Five Customers of 2005
Schedule 6.2(c)   Material Consents

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of December 16, 2005, between SOFT LINK SOLUTIONS, INC., a Delaware corporation ("Seller"), ETG, INC., a Delaware corporation ("Purchaser"), and INFOCROSSING, INC., a Delaware corporation ("Parent").

                                 R E C I T A L S

     A. Seller is in the business of providing enterprise application consulting and systems integration services for the human resources, financial management and higher education arenas (the "Business").

     B. Seller desires to sell to Purchaser substantially all of Seller's assets relating exclusively to the Business and Purchaser desires to purchase said assets, all on the terms and subject to the conditions contained in this Agreement.

                               A G R E E M E N T S

     Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                          PURCHASE AND SALE OF ASSETS

     1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, except for Excluded Assets (as herein defined), the assets, contracts, properties, rights and choses in action, whether tangible, intangible, real, personal, mixed, accrued, contingent or otherwise as of the Closing (as herein defined), wherever situated or located, of Seller which are used in or relate to the conduct of the Business and which are described in Section 1.2 (the "Purchased Assets") in each case free of all Liens (as herein defined) other than Permitted Liens (as herein defined). Without limiting the generality of the foregoing, the Purchased Assets shall not include any of the assets, contracts, properties, rights and choses in action, whether tangible, intangible, real, personal, mixed, accrued, contingent or otherwise described in Section 1.3 (the "Excluded Assets").

     1.2 Enumeration of Purchased Assets. The Purchased Assets include the following assets owned by Seller, except to the extent that any of the foregoing are also enumerated in Section 1.3 as being Excluded Assets:

          (a) all furniture, art work, fixtures, equipment (including office equipment), machinery, parts, computer hardware, tools, dies, jigs, patterns, molds, automobiles and trucks and all other tangible personal property used in the conduct of the Business, including those items set forth on Schedule 1.2(a) hereto;

          (b) all leasehold interests and leasehold improvements created by all leases, including, without limitation, capitalized leases, of personal property used in connection with the Business under which Seller is a lessee or lessor;

          (c) Seller's entire leasehold interest as lessee of that certain real property known as (i) 2375 Ariel Street, Maplewood, MN 55109, (ii) 3891 Vista Oakes Drive #307, Martinez, CA 94553 and (iii) 5352 Congress Avenue #1, Madison, WI 53718 described on Schedule 1.2(c) hereto (collectively, the "Leased Premises");

          (d) [intentionally omitted];

          (e) all deposits and rights with respect thereto in connection with the Business, a list of which deposits is set forth on Schedule 1.2(e) hereto;

          (f) subject to Section 9.8 and Section 1.3(i), all contracts and agreements (and benefits arising therefrom), relating to or arising out of the Business, including all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids generated by the operation of the Business and the contracts and agreements listed on
     Schedule 5.10(a) hereto;

          (g) all Permits (as herein defined) and Environmental Permits (as herein defined) which are capable of being transferred, including the Permits and Environmental Permits set forth on Schedule 1.2(g) hereto;

          (h) [Intentionally omitted]

          (i) all intellectual property rights relating to the Business, including, without limitation, domain names, patents and applications therefor, know-how, unpatented inventions, trade secrets, secret formulas, business and marketing plans, copyrights and applications therefor, trademarks and applications therefor, service marks and applications therefor, trade names and applications therefor, trade dress, and names and slogans used by Seller (including, without limitation, the names, and all goodwill associated with such intellectual property rights), including without limitation the items set forth on Schedule 5.16 hereto;

          (j) all books and records relating to the Business, including, without limitation, all accounting, financial and other related records and documents, material correspondence, manuals, blueprints, drawings and other technical papers, payroll, employee benefit, accounts receivable and payable, inventory, maintenance, and asset history records, ledgers, books of original entry, all insurance records and OSHA and EPA files, standard operating procedures, customer lists, supplier lists and any other confidential or proprietary information pertaining to the Business;

          (k) all computer software relating to the Business, including all documentation and source codes with respect to such software and, subject to Section 9.8, all licenses and leases of software;

          (l) all sales and promotional materials, catalogues and advertising literature relating to the Business;

          (m) all telephone numbers of the Business, including any phone numbers used for customer service and marketing of the Business;

          (n) [intentionally omitted];

          (o) all prepayments, refunds (other than Tax (as herein defined) refunds), rights of offset or recoupment related to the Purchased Assets or the Business;

          (p) all rights of indemnification, causes of action and rights in and to claims and litigation (and in each case benefits to the extent they arise therefrom) against third parties to the extent such claims and litigation are in any way related to the Business, the Purchased Assets or the Assumed Liabilities (as herein defined), including product warranty claims with respect to tangible assets of the Business against the suppliers thereof other than with respect to the Excluded Assets and Excluded Liabilities; and

          (q) all goodwill associated with the Business.

     1.3 Excluded Assets. The Excluded Assets shall consist of all assets, properties and rights not enumerated as Purchased Assets in Section 1.2, including, without limitation, the following items:

          (a) all cash on hand and in banks, cash equivalents and investments;

          (b) Seller's bank accounts, checkbooks and cancelled checks;

          (c) Rights to indemnification, causes of action and rights in and to claims and litigation (and in each case benefits to the extent they arise therefrom) against third parties to the extent such claims and litigation are not in any way related to the Business, the Purchased Assets or the Assumed Liabilities (as herein defined), and rights in and to claims (and benefits to the extent they arise therefrom) that relate solely to the Excluded Assets and Excluded Liabilities (as herein defined);

          (d) insurance policies of Seller and rights in connection therewith;

          (e) rights arising from any refunds due with respect to insurance premium payments to the extent they relate to insurance policies which constitute Excluded Assets and refunds due from federal, state and/or local taxing authorities with respect to Taxes heretofore paid by Seller;

          (f) deposits of Seller with the Internal Revenue Service, including, without limitation, tax deposits, prepayments and estimated payments;

          (g) Seller's rights under this Agreement;

          (h) Seller's corporate charter, minute and stock record books, and corporate seal and tax returns;

          (i) Deposits and bonds posted for Seller's 401(k) Plan and a $250,000 insurance policy issued by Old Republic Surety Company to insure the 401(k) Plan;

          (j) the assets, if any, described on Schedule 1.3(j) hereto;

          (k) all trade accounts receivable, miscellaneous receivables, notes receivable, negotiable instruments and chattel paper related to the conduct of the Business on or prior to the Closing, a list of which, current as of November 30, 2005, is set forth on Schedule 1.3(k) hereto (the "Excluded Accounts Receivable"); and

          (l) all lock boxes relating to the Business to which Seller's account debtors remit payments.

                                   ARTICLE II
                            ASSUMPTION OF LIABILITIES

     2.1 Agreement to Assume. At the Closing (as herein defined), Purchaser shall assume and agree to discharge and perform when due, the liabilities and obligations of Seller with respect to the Business which are described in
Section 2.2 (the "Assumed Liabilities"). All liabilities and obligations of Seller enumerated in Section 2.3 are collectively referred to herein as "Excluded Liabilities". Seller shall remain liable for the Excluded Liabilities.

     2.2 Description of Assumed Liabilities. The Assumed Liabilities shall consist of all liabilities and obligations (whether direct or indirect, material or immaterial, known or unknown, absolute, accrued, contingent or otherwise) of Seller other than the Excluded Liabilities.

     2.3 Excluded Liabilities. The following liabilities and obligations of Seller shall constitute Excluded Liabilities:

          (a) any liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other like expenses incurred by Seller in connection with the negotiation and preparation of this Agreement and the sale of the Purchased Assets to Purchaser;

          (b) liabilities or obligations of Seller for indebtedness to any of its stockholders or other equity owners or to any Person affiliated or associated therewith;

          (c) to the extent excluded from Final Net Current Liabilities, all trade payables, accrued wages payable, lease payable, accounts payable and accrued expenses of Seller pertaining to the Business, including but not limited to, the payment of employee salaries, benefits, paid time off, payroll Taxes and severance and termination payments, that accrue on or prior to the Closing;

          (d) any liabilities of Seller (or a third party to which Seller is liable as a transferee, by contract or otherwise) for (i) Taxes on or measured by income, (ii) franchise Taxes, (iii) Taxes imposed prior to or in connection with Closing on or with respect to the Purchased Assets, the Business or otherwise, (iv) income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement and (v) the unpaid Taxes of any other person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise; and

          (e) any liabilities of Seller under those leases, contracts, insurance policies, commitments, sales orders, purchase orders, Permits, Environmental Permits and commitments which constitute Excluded Assets.

                                  ARTICLE III
                  PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING

     3.1 Purchase Price. The "Purchase Price" of the Purchased Assets shall consist of (a) Four Million One Hundred Thousand and 00/100 Dollars ($4,100,000.00) less the amount of the Estimated Net Current Liabilities, which shall be paid one-half in the form of cash (the "Cash Portion") and one-half in the form of Parent's common stock (the "Stock Portion"), plus (b) the aggregate book amount of the Assumed Liabilities. The Stock Portion shall be valued based on the average of the last quoted sales price for the ten (10) trading days ending with the trading day two business days prior to the Closing Date. The payment of the Purchase Price is a joint and several obligation of Purchaser and Parent.

     3.2 Time and Place of Closing. The transaction contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m. at the offices of Stinson Morrison Hecker, LLP, 1201 Walnut Street, Suite 2900, Kansas City, Missouri 64106 on January 3, 2006, or on such earlier date, or at such other time or place, as shall be mutually agreed upon by Seller and Purchaser; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Article VII shall not be satisfied or waived, subject, however, to the provisions of Section
12.2. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date". The Closing shall be deemed to be effective for all purposes as of the close of business on December 31, 2005.

     3.3 Manner of Payment of the Purchase Price. At the Closing:

          (a) Purchaser shall assume the Assumed Liabilities;

          (b) Purchaser shall pay the Cash Portion, less the Escrowed Funds (as defined herein), to Seller, by wire transfer of immediately available funds to such account as Seller shall designate by written notice delivered to Purchaser at least two business days prior to the Closing Date (such accounts to include accounts for the repayment of indebtedness as indicated in the pay-off letters delivered pursuant to Section 3.7); and

          (c) Purchaser shall deliver to Seller a certificate for (i) the number of shares of Parent's common stock having a value of 50% of Four Million One Hundred Thousand and 00/100 Dollars ($4,100,000.00) less the amount of the Estimated Net Current Liabilities, less (ii) the Escrowed Shares (as defined herein). 3.4 Escrow Amount. At the Closing, Purchaser shall deliver to Wells Fargo Bank, N.A. (or such other bank mutually agreeable to Seller and Purchaser), as escrow agent (the "Escrow Agent"), Two Hundred Forty-Two Thousand Five Hundred and 00/100 Dollars ($242,500.00) in cash (the "Escrowed Funds") and a certificate for the number of shares of Parent's common stock having a value of Two Hundred Forty-Two Thousand Five Hundred and 00/100 Dollars ($242,500.00) based on the average closing price for the ten (10) trading days immediately prior to the Closing Date (the "Escrowed Shares" and, together with the Escrowed Funds, the "Escrowed Amount") to be held by the Escrow Agent in an escrow account (the "Escrow Account") pursuant to the Escrow Agreement (as hereinafter defined). The parties acknowledge that the purpose of the Escrow Account is to serve as a reserve against breaches of representations, warranties and covenants made herein and as security for performance of indemnity obligations of Seller.

     3.5 Estimated Net Current Liabilities. Seller will, in good faith, prepare or cause to be prepared and delivered to Purchaser no later than two business days prior to the Closing Date a written statement (the "Estimated Net Current Liabilities Schedule") setting forth in reasonable detail Seller's estimate of the Business' current liabilities less the amount of any current assets other than Excluded Accounts Receivable as of the Closing (the "Estimated Net Current Liabilities"). The Estimated Net Current Liabilities Schedule will be prepared on a basis consistent with the preparation of Seller's financial statements and the Business' Estimated Net Current Liabilities shall be calculated as provided on Schedule 3.5 hereto.

     3.6 Net Current Liabilities.

          (a) As promptly as possible and in any event within ninety (90) days after the Closing Date, Purchaser will prepare or cause to be prepared, and will provide to Seller, a written statement (the "Closing Net Current Liabilities Schedule") setting forth in reasonable detail its determination of the Business' current liabilities less the amount of any current assets other than Excluded Accounts Receivable as of the Closing (the "Closing Net Current Liabilities"). The Closing Net Current Liabilities Schedule will be prepared on a basis consistent with the preparation of the Estimated Net Current Liabilities Schedule and the Closing Net Current Liabilities shall be calculated as provided on Schedule 3.5 hereto.

          (b) The Closing Net Current Liabilities Schedule will be final, conclusive and binding on the parties unless Seller provides a written notice to Purchaser (a "Dispute Notice") no later than the thirtieth (30th) day after delivery of the Closing Net Current Liabilities Schedule setting forth in reasonable detail (i) any item on the Closing Net Current Liabilities Schedule which Seller believes has not been prepared correctly and the basis for such determination and (ii) the correct amount of such item. Any item or amount to which no dispute is raised and which is not otherwise affected by the disputed items or amounts will be final, conclusive and binding on the parties. Purchaser and Seller will attempt to resolve the matters raised in a Dispute Notice in good faith in an expedient manner.

          (c) If at the end of thirty (30) calendar days after delivery of the Dispute Notice, Seller and Purchaser have been unable to resolve all of the differences that they may have with respect to the matters specified in the Dispute Notice, Sellers and Purchaser shall submit all matters that remain in dispute with respect to the Dispute Notice (along with a copy of the Closing Net Current Liabilities Schedule marked to indicate those line items that are not in dispute) to the New York, New York office of an independent certified public accounting firm mutually selected by Purchaser and Seller (the "Accounting Arbitrator") within ten (10) calendar days after the end of the thirty (30) day resolution period. Each party agrees to execute a reasonable engagement letter if requested by the Accounting Arbitrator. During the review by the Accounting Arbitrator, Purchaser and Seller will each make available to the Accounting Arbitrator interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Accounting Arbitrator to fulfill its obligations under this Section 3.6; provided, however, that the independent accountants of Seller or Purchaser shall not be obliged to make any work papers available to the Accounting Arbitrator unless and until such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. In acting under this Agreement, the Accounting Arbitrator will be entitled to the privileges and immunities of an arbitrator. Nothing herein shall be construed to require the Accounting Arbitrator to follow the rules or procedures of any arbitration association.

          (d) Within thirty (30) calendar days after the submission of matters in dispute to the Accounting Arbitrator, or as soon as practicable thereafter, the Accounting Arbitrator shall make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the line items in the Closing Net Current Liabilities Schedule as to which Sellers and Purchaser disagree as set out in the Dispute Notice. Such determination shall be in accordance with the standards set forth in
     Schedule 3.5 and shall be final and binding with respect to any issue relating to the Purchaser's compliance with the standards set forth in
     Schedule 3.5 in preparing the Closing Net Current Liabilities Schedule. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller in the Dispute Notice or Purchaser in the Closing Net Current Liabilities Schedule with respect to such disputed line item. Any determination or award of the Accounting Arbitrator pursuant to this
     Section 3.6 may be entered and enforced in any court of competent jurisdiction. The Closing Net Current Liabilities Schedule and the determination of the net current liabilities, as determined either through agreement of the parties or through the action of the Accounting Arbitrator pursuant to this Section 3.6, shall be final, binding and conclusive on the parties hereto, and shall be referred to as the "Final Closing Net Current Liabilities Schedule" and the "Final Net Current Liabilities", respectively.

          (e) Within five (5) business days after the Final Closing Net Current Liabilities Schedule has been determined: (i) if the Final Net Current Liabilities is less than the Estimated Net Current Liabilities proposed by Seller, Purchaser shall pay to Seller an amount of cash equal to the absolute value of such difference, plus simple interest thereon from the Closing Date to the payment date at the annual rate of six percent (6%), and (ii) if the Final Net Current Liabilities is greater than the Estimated Net Current Liabilities proposed by Seller, Seller shall pay to Purchaser an amount of cash equal to the absolute value of such difference, plus simple interest thereon from the Closing Date to the payment date at the annual rate of six percent (6%). In the event the parties submit any unresolved objections to the Accounting Arbitrator for resolution as provided in this Section 3.6, Purchaser, on the one hand, and Seller, on the other hand, will each be obligated to pay fifty percent (50%) of the fees and expenses of the Accounting Arbitrator; provided, however, that if the Accounting Arbitrator's final determination of the Final Net Current Liabilities is less than the Closing Net Current Liabilities by more than ten percent (10%), or exceeds the Estimated Net Current Liabilities by more than ten percent (10%), the party whose determination of net current liabilities so varied by more than ten percent (10%) from that of the Accounting Arbitrator shall bear one hundred percent (100%) of the Accounting Arbitrator's fees and expenses (provided that if both parties determinations of net current liabilities so vary by more than ten percent (10%), this provision shall be inapplicable).

          (f) Purchaser agrees that, following the Closing through the date that the Final Closing Net Current Liabilities Schedule becomes final and binding, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Closing Net Current Liabilities Schedule is to be based that would impede or delay the determination of the Final Net Current Liabilities and the Final Closing Net Current Liabilities Schedule in the manner and utilizing the methods required by this Agreement.

     3.7 Estimated Indebtedness Repayment. Seller will, in good faith, prepare or cause to be prepared and delivered to Purchaser no later than two business days prior to the Closing Date, a statement with reasonable detail setting forth the amount of indebtedness which will be repaid on the Closing Date, together with all pay-off letters and Lien release documents related thereto in substance reasonably satisfactory to Purchaser and its counsel.

     3.8 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Code (as herein defined) and in a manner mutually agreed upon by the parties within 30 after the Closing Date. Notwithstanding the foregoing, nothing in this Agreement shall be construed to mean that a party hereto or other person must:

          (a) use, for any one or more purposes, any price or other allocation set forth or provided for in this Agreement if such party or person reasonably believes or reasonably is advised that such use is not in accordance with law; or

          (b) make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such party or person reasonably believes or is reasonably advised is not in accordance with law.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser make the representations and warranties to Seller which are set forth in this Article IV. All such representations and warranties shall survive the Closing (and none shall merge into any instrument of conveyance). Parent and Purchaser represent and warrant to Seller that:

     4.1 Organization. Parent and Purchaser are corporations duly organized, existing and in good standing, under the laws of the State of Delaware.

     4.2 Authority. Parent and Purchaser have full corporate power and authority to enter into and perform (a) this Agreement and (b) all documents and instruments to be executed by Parent and Purchaser pursuant to this Agreement (collectively, "Purchaser's Ancillary Documents"). The execution, delivery and performance of this Agreement and the Purchaser's Ancillary Documents by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of Parent and Purchaser, and no other board of directors, shareholder or other corporate proceeding by or on behalf of Parent or Purchaser is necessary to authorize the execution, delivery or performance of this Agreement or the Purchaser's Ancillary Documents or the consummation of the transactions contemplated by this Agreement. This Agreement constitutes, and the Purchaser's Ancillary Documents when executed and delivered will constitute, the valid and legally binding obligation of Parent and Purchaser (to the extent signatory thereto), enforceable against Parent and Purchaser in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement of other similar laws, from time to time in effect.

     4.3 Governmental Consents. No consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for the execution and delivery by Parent or Purchaser of this Agreement and Purchaser's Ancillary Documents, and the consummation by Parent or Purchaser of the transactions contemplated by this Agreement and Purchaser's Ancillary Documents.

     4.4 Conflicts. Neither the execution and delivery of this Agreement and Purchaser's Ancillary Documents by Parent and Purchaser, nor the consummation by Parent and Purchaser of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of (i) Parent's or Purchaser's Certificate of Incorporation or By-laws, (ii) any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award or (iii) any material contract, agreement, indenture, mortgage, debenture, note or other instrument to which Parent or Purchaser is a party, except in the case of clauses (ii) and (iii) for such conflict that would not be reasonably expected to have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement.

     4.5 Defaults. Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

     4.6 Broker's Fees. Neither Parent nor Purchaser has utilized, directly or indirectly, the services of any person or entity who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Parent or Purchaser for arranging the transactions contemplated hereby or introducing the parties to each other.

     4.7 Authorization of Issuance of Parent Common Stock. The Parent's common stock to be issued hereunder, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens, except for such Liens as may have been created by Seller or restrictions on transfer under this Agreement or under applicable federal and state securities laws. All Parent's common stock to be issued upon issuance will have the rights, privileges and preferences set forth in Parent's Certificate of Incorporation and Bylaws for such class of shares. The Parent's common stock to be issued hereunder will be issued pursuant to exemptions from applicable federal and state securities laws.

     4.8 SEC Filings; Financial Statements. Parent has filed with the Securities and Exchange Commission (i) its Annual Report to Stockholders and Form 10-K for the fiscal year ended December 31, 2004, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 20, 2005,
(iii) its Proxy Statement for the Annual Meeting of Stockholders held on June 13, 2005, (iv) all reports on Form 8-K required to be filed by it since December 31, 2004, and (v) all amendments or supplements to all such reports required to be filed by it with the Securities and Exchange Commission (collectively, the " SEC Reports"). The SEC Reports did not at the time they were filed (or if amended or superseded by a filing on or prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Purchaser is a newly organized entity and does not have any financial statements or results of operations.

     4.9 Survival. Notwithstanding anything to the contrary in this Agreement, the representations and warranties made in this Article IV shall survive until the 15 month anniversary of the Closing.

     4.10 Disclaimer of Additional Representations and Warranties. Except as expressly set forth in this Article IV, neither Parent nor Purchaser makes any representations or warranties, express or implied.

                                   ARTICLE V
                     SELLER'S REPRESENTATIONS AND WARRANTIES

     The Seller makes the representations and warranties to Purchaser which are set forth in this Article V. All such representations and warranties shall survive the Closing (and none shall merge into any instrument of conveyance). All representations and warranties of Seller are made subject to the exceptions which are noted in the corresponding schedule delivered by Seller to Purchaser concurrently herewith. Any disclosure set forth on any particular schedule shall be deemed disclosed in reference to all applicable schedules. Seller represents and warrants to Purchaser that, except as set forth in the corresponding schedule:

     5.1 Organization; Authority to Conduct Business. Seller is a corporation duly organized, existing and in good standing, under the laws the State of Delaware. Seller has all necessary corporate power and authority to conduct the Business as the Business is now being conducted. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation in the states listed on Schedule 5.1, which represent each jurisdiction in which the failure to become qualified or licensed would have a Material Adverse Effect.

     5.2 Authority. Seller has full corporate power and authority to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, "Seller's Ancillary Documents"). The execution, delivery and performance of this Agreement and the Seller's Ancillary Documents by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of Seller, and no other board of directors, shareholder or other corporate proceeding by or on behalf of Seller is necessary to authorize the execution, delivery or performance of this Agreement or the Seller's Ancillary Documents or the consummation of the transactions contemplated by this Agreement. This Agreement constitutes, and the Seller's Ancillary Documents when executed and delivered will constitute, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement of other similar laws, from time to time in effect.

     5.3 Governmental Consents. No consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for the execution and delivery of this Agreement and Seller's Ancillary Documents and the consummation by Seller of the transaction contemplated by this Agreement and Seller's Ancillary Documents.

     5.4 Conflicts. Neither the execution and delivery of this Agreement and Seller's Ancillary Documents by Seller, nor the consummation by Seller of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of (i) Seller's Certificate of Incorporation or By-laws, (ii) any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award, or (iii) any contract, agreement, indenture, mortgage, debenture, note or other instrument to which Seller is a party and which constitute part of the Purchased Assets or Assumed Liabilities, except in the case of clauses (ii) and (iii) for such conflict that would not be reasonably expected to have a Material Adverse Effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

     5.5 Subsidiaries. Seller has no subsidiaries.

     5.6 Financial Information.

          (a) Copies of the balance sheet, statements of income, retained earnings and cash flows, and notes to financial statements (together with any supplementary information thereto) of the Business, as of and for the year ended December 31, 2004 are contained in Schedule 5.6(a). Such financial statements are referred to herein collectively as the "Financial Statements". The Financial Statements present fairly, in all material respects, the financial position of the Business as of the date thereof, and the results of operations and cash flows of the Business for the period covered by said statements, in accordance with U.S. generally accepted accounting principles ("GAAP"), consistently applied, except as disclosed therein.

          (b) Copies of the balance sheet and statement of income of the Business as of and for the eleven-month period ended November 30, 2005, are contained in Schedule 5.5(b). Such financial statements are herein referred to as the "Interim Financial Statements." The Interim Financial Statements present fairly, in all material respects, the financial position of the Business as of the date thereof, and the results of operations of the Business for the period covered by said statements, in accordance with GAAP, consistently applied, except (i) as disclosed therein, (ii) for normal year-end adjustments and (iii) for the omission of footnote disclosures required by GAAP.

          (c) To the actual knowledge of Seller's CEO and CFO, Seller has no material indebtedness, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, related to or arising from the operation of the Business or other ownership, possession or use of its Purchased Assets, except for the items enumerated in the Final Closing Net Current Liabilities Schedule, future performance obligations under the contracts and agreements listed on Schedule 5.10(a) and Sections 2.3(a)-(e).

     5.7 Liens. Seller has good title to, and the corporate power to sell, the Purchased Assets, free and clear of any liens, claims, encumbrances and security interests ("Liens"), except for the following liens (collectively, "Permitted Liens"): (i) those set forth on Schedule 5.7 hereto; (ii) statutory liens for Taxes not yet due, (iii) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iv) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; and (v) minor irregularities of title which do not in the aggregate materially detract from the value or use of the Purchased Assets. The foregoing representation and warranty shall not apply to the Leased Premises. Subject to
Section 9.8, upon the consummation of the Closing, good title to the Assets will vest in Purchaser, free and clear of any and all Liens, other than Permitted Liens, and without incurring any penalty or other adverse consequences. The Purchased Assets constitute all the assets necessary to allow Purchaser to operate the Business, as currently conducted, except for Excluded Assets and except for assets the absence of which would not have a Material Adverse Effect on the Business.

     5.8 Taxes.

          (a) For purposes of this Agreement, the term "Taxes" means all Federal, state, local, foreign and other income, sales, use, ad valorem, transfer or other taxes, fees, assessments or charges of any kind, together with any interest and any penalties with respect thereto, and the term "Tax" means any one of the foregoing Taxes; the term "Code" means the Internal Revenue Code of 1986, as amended (all citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto).

          (b) There have been filed on a timely basis all returns required to be filed by Seller on or prior to the date hereof pertaining to Taxes in each case where the failure to file any such return would have a Material Adverse Effect on the Business subsequent to Closing. All such Tax returns were when filed, and continue to be, correct and complete in all material respects. All Taxes owed by Seller (whether or not shown on any Tax return) with respect to the Business have been paid. No extension of time within which to file any such return has been requested or granted. To Company's knowledge, except as set forth on Schedule 5.8(b), no claim has ever been made in a jurisdiction in which Seller does not file any Tax return that it is or may be subject to taxation in that jurisdiction. There are no liens with respect to Taxes on any of the Purchased Assets, other than Permitted Liens.

          (c) Seller has withheld or collected and paid all Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any employee of or consultant to the Business and for which Purchaser could be held liable.

          (d) With respect to all taxable periods or portions of periods ending on or before the Closing, all applicable Tax laws have been complied with, and all such amounts required to be paid by Seller to taxing authorities on or before the date hereof have-been paid, in each case where the failure to so comply or to so pay such amounts would have a Material Adverse Effect on the Business subsequent to Closing.

          (e) Since January 1, 2004, Seller (i) has never been a member of an affiliated group (within the meaning of Section 1504 of the Code, or any similar group as defined for state, local or foreign tax purposes) filing a consolidated federal (or combined or unitary state, local or foreign) income Tax return (other than a group of which Seller was the common parent) or (ii) has no liability for the taxes of any person or entity (other than Seller) under Section 1.1502 6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (f) To Seller's knowledge, there is no dispute or claim concerning Seller in respect of Taxes of the Business that has been either claimed or raised by any authority in writing. Neither Seller nor any Selling Subsidiary has waived any statute of limitations with respect to Taxes of the Business or agreed to any extension of time with respect to such a Tax assessment or deficiency.

          (g) None of the Assumed Liabilities is an obligation to make a payment that would not be deductible under Section 280G of the Code.

     5.9 Material Adverse Change.

          (a) Since November 30, 2005 (date of the Interim Financial Statements), Seller has operated the Business in the ordinary course as consistent with past practices and has not, with respect to the Business:

               (i) sold or transferred any material portion of its assets or property, except for cash applied in payment of Seller's liabilities in the usual and ordinary course of business;

               (ii) suffered any change to the Business, including any material damage, destruction or loss, whether or not insured, affecting the Business, or to the Purchased Assets, which would be reasonably likely to have a Material Adverse Effect (as defined herein) on the Business (other than changes affecting the Business' industry generally);

               (iii) failed to maintain in full force and effect adequate insurance coverage for destruction, damage to, or loss of any of the material Purchased Assets;

               (iv) disposed of or permitted to lapse any of its Intellectual Property (as defined herein) or any license, permit or authorization to use any Intellectual Property;

               (v) without limitation by the enumeration of any of the foregoing, entered into any transaction in excess of $50,000 other than in the usual and ordinary course of business (the foregoing representation and warranty shall not be deemed to be breached by virtue of the entry by Seller into this Agreement or its consummation of the transaction contemplated hereby); or

               (vi) entered into any agreement or understanding legally obligating it to take any of the actions described above in this
          Section 5.9.

     For purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the business or financial condition of the Business or the Purchased Assets, taken as a whole.

     5.10 Contracts.

          (a) Except as set forth on Schedule 5.10(a) hereto, Seller is not a party to, or bound by, or the issuer, beneficiary or recipient of, any material undischarged oral or written:

               (i) contract for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee of Seller who is employed in the conduct of the Business;

               (ii) consulting agreement pertaining to the conduct of the Business;

               (iii) collective bargaining agreement covering employees employed-in the conduct of the Business;

               (iv) plan or contract or arrangement providing for bonuses, options, deferred compensation, retirement payments, profit sharing, medical and dental benefits or the like covering employees employed in the conduct of the Business;

               (v) contract or agreement restricting in any manner the Business' right to compete with any other person or entity, restricting the Business right to sell to or purchase from any other person or to employ any person, or restricting the right of any other party to compete with the Business or the ability of such person or entity to employ any of Seller's employees employed in the conduct of the Business;

               (vi) contract between Seller and any of its affiliates with respect to the purchase of goods or the performance of services relating to the Business;

               (vii) contract of agency, representation, distribution, or franchise relating to the Business which cannot be cancelled by Seller without payment or penalty upon notice of sixty (60) days or less;

               (viii) guaranty, performance, bid or completion bond, or surety or indemnification agreement with respect to the Business;

               (ix) lease or sublease with respect to the Business, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles to be assigned to Purchaser pursuant to this Agreement, where the lease or sublease provides for an annual rent in excess of $50,000 and has an unexpired term as of the Closing Date in excess of one year;

               (x) any other contract related to the Business which is to be assigned to Purchaser under this Agreement and which provides for the receipt or expenditure by Purchaser after such assignment of more than $100,000, except contracts for the purchase or sale of goods or the rendering of services in the ordinary course of business.

     All contracts, leases, subleases and other instruments referred to in this
     Section 5.10(a) and constituting Purchased Assets are in full force and effect and binding upon the parties thereto. No default by Seller has occurred thereunder and, to Seller's knowledge, no default by the other contracting parties has occurred thereunder, which default would have a Material Adverse Effect on the Business. Schedule 5.10(a) indicates those contracts, leases, subleases and other agreements which require consent in connection with their assignment to Purchaser at the Closing.

          (b) With the exception of provisions in contracts, leases, licenses and other instruments which prohibit the assignment of Seller's rights thereunder without the consent of the other party thereto, Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied written contract, agreement, indenture, mortgage, debenture, note or other instrument related to the Business under the terms of which performance by Seller according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, which default, acceleration or termination would be reasonably likely to have a Material Adverse Effect on the Business, or whereby timely performance by Seller according to the terms of this Agreement may be prohibited, prevented or delayed.

          (c) To Seller's knowledge, it has delivered to Purchaser all written contracts and agreements relating to or arising out of the Business.

     5.11 Permits. Seller possesses all licenses, permits, registration and governmental approvals (the "Permits") (other than Environmental Permits) which are required in order for the Seller to conduct the Business as presently conducted, except where the failure to possess such Permits would not be reasonably expected to have a Material Adverse Effect on the Business.

     5.12 Employee Benefits; Employment Matters. With respect to employees of Seller employed in the conduct of the Business:

          (a) Seller maintains, administers or contributes to only those employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees of the Business which are described in Schedule 5.12(a) (the "Pension Plans");

          (b) Seller maintains, administers or contributes to only those employee welfare benefit plans (as defined in Section 3(l) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees of the Business which are described in
     Schedule 5.12(b) (the "Welfare Plans");

          (c) neither Seller nor any affiliate of Seller as determined under
     Section 414 (b), (c), (m) or (o) of the Code (each, an "ERISA Affiliate") is or ever has been a party or made contributions to any plan which is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA or any "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA or participated in any union-sponsored multiemployer welfare benefit fund maintained pursuant to any "employee welfare benefit plan" as defined in Section 3(1) of ERISA;

          (d) all health and medical benefit coverage, and all death benefit coverage, under each Seller Benefit Plan is provided solely through insurance. Any continuation coverage provided under any Seller Benefit Plan in accordance with the provisions of ERISA Sections 601 through 608 of The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA ("COBRA"), or Code Section 4980 B is paid for solely by Seller's COBRA qualified beneficiary;

          (e) none of the Seller Benefit Plans have participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively (a "Prohibited Transaction"), which could result in the imposition of a material liability upon Seller or any ERISA Affiliate or for which Purchaser may become liable after the Closing. There have been no acts or omissions with respect to any Seller Benefit Plan by Seller or any ERISA Affiliate which have given rise to or may give rise to any material fines, penalties or related charges for which Purchaser may become liable after the Closing. No litigation or claim (other than routine liability claims) is pending with respect to any Seller Benefit Plan;

          (f) no officer, partner, director or employee of Seller or any ERISA Affiliate has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA or engaged in any Prohibited Transaction with respect to any Seller Benefit Plan;

          (g) each Seller Benefit Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all laws (including Section 1862(b)(1) of the Social Security Act). Seller and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Seller Benefit Plan and laws or required to be paid as expenses under such Employee Benefit Plan. Neither Seller nor any ERISA Affiliate has or will have on the Closing any unsatisfied material liability, fine, penalty or tax with respect to any Seller Benefit Plan;

          (h) Neither Seller nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of any pension plan subject to Title IV of ERISA; there is currently no active filing by Seller or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any pension plan subject to Title IV of ERISA maintained or funded, in whole or in part, by Seller or any ERISA Affiliate; and neither Seller nor any ERISA Affiliate has made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37)of ERISA, resulting in withdrawal liability, as such term is defined in
     Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA);

          (i) there are no collective bargaining agreements with any unions, representatives or other organizations which affect any employees of the Business, and there is no material request for union representation pending or to the best of Seller's knowledge, threatened against the Business;

          (j) Seller has not received notice of any industrial or other such dispute with any employees of the Business, any union, employee representatives or other organization formed for a similar purpose and no such dispute is existing, pending or, to Seller's knowledge, threatened;

          (k) there are no pending or, to Seller's knowledge, threatened inquiries or investigations involving or relating to any employees of the Business by the Equal Opportunities Commission, the Commission for Racial Equity, the Health and Safety Executive or similar authorities;

          (l) there is no pending or, to Seller's knowledge, threatened in writing litigation and no existing material dispute involving or relating to any of the employees of the Business, other than routine claims for benefits in the ordinary course of the operation of the Business or for which Purchaser will have no liability after the Closing;

          (m) Seller has at all relevant times complied in all material effects with all of its obligations under statutes and otherwise concerning the health and safety at work of the employees, and there are no claims pending or, to Seller's knowledge, threatened by any party in respect of any accident or injury which are not fully covered by insurance or by any employee in respect of any accident or injury or for which Purchaser would have liability after the Closing; and

          (n) Schedule 5.12(n) contains a list of all employees and consultants to Seller employed in the conduct of the Business as of the date hereof, other than Lorraine Baker ("Employees"), and said list correctly reflects their name, job title, length of service, date of hire, hourly rate, monthly salary, status and accrued leave.

     5.13 Litigation and Claims.

          (a) There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to Seller's knowledge, overtly threatened, against Seller or its affiliates with respect to or affecting the Business or the Purchased Assets, or with respect to the consummation of the transactions contemplated hereby, or the use of the Purchased Assets (whether used by Purchaser after the Closing or by Seller prior thereto), in any case which, if decided adversely to Seller, would be applicable after the Closing to Purchaser, the Purchased Assets or the Business.

          (b) Seller is not a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) the enforcement of which or compliance with which would be applicable after the Closing to Purchaser, the Purchased Assets or the Business.

          (c) Except for laws, rules and regulations relating to the environment (which are exclusively provided for in Section 5.14 hereof) , Seller is not, with respect to the Business, in violation of, or delinquent in respect to, any material decree, order or arbitration award or law, statute, or regulation of or agreement with, or Permit from, any Federal, state or local governmental authority (or to which the properties, assets, personnel, business activities of the Business or Leased Premises are subject or to which it, itself, with respect to the Business, is subject) , including, without limitation, laws, statutes and regulations relating to equal employment opportunities, fair employment practices, and discrimination, which violation or delinquency would be reasonably likely to have a Material Adverse Effect on the Business. Seller is in all material respects in compliance with all decrees, orders, laws, statutes and regulations (including Tax related items) regarding the compensation of all employees and consultants to Seller.

     5.14 Environmental Matters. Seller is not, with respect to the Business, in violation of any Environmental Laws (as herein defined) or Environmental Permits (as herein defined), which violation would be reasonably expected to have a Material Adverse Effect on the Business. Seller possesses all Environmental Permits which are required for the operation of the Business, except where the failure to possess such Environmental Permits would not be reasonably expected to have a Material Adverse Effect on the Business, and is in compliance with the provisions of all such Environmental Permits, except where the failure to so comply would not have a Material Adverse Effect on the Business. For the purposes of this Agreement: (i) "Environmental Laws" means all federal, state and local statutes, regulations, ordinances, rules, regulations and policies having the force of law, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever; and (ii) "Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws.

     5.15 Leased Premises. The Leased Premises are leased to Seller pursuant to written leases, true and correct copies of which are attached to Schedule 5.15. Seller is not in default under any material term of any agreement relating to the Leased Premises nor, to Seller's knowledge, is any other party thereto in material default thereunder.

     5.16 Intellectual Property.

          (a) Each material (i) trademark, service mark, slogan, trade name, trade dress and the like (collectively and together with the associated goodwill of each "Trademarks"), including information regarding registration and pending application to register any rights; (ii) common law Trademark; (iii) patent on and pending application to patent any technology or design; (iv) registration of copyrights and pending applications to copyright any work, (v) domain name; and (vi) license of rights in computer software, Trademarks, patents, trade secrets, copyrights, unpatented formulations and know-how, whether to or by Seller, which are used in the conduct of the Business, is listed in Schedule 5.16. The scheduled rights are referred to herein collectively as the "Intellectual Property."

          (b) Seller has no knowledge: (i) that any other firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks; (ii) of any claim that any third party asserts ownership rights in any of the Intellectual Property; (iii) of any claim that Seller's use of any Intellectual Property infringes any right of any third party; and (iv) that any third party is infringing any of Seller's rights in any of the Intellectual Property.

     5.17 Investment Experience. Seller (i) is an "accredited investor" as that term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), (ii) has such knowledge and experience of financial, business and investment matters as to be capable of evaluating the merits and risks of acquiring Parent's common stock, (iii) has the ability to bear the economic risks of acquiring Parent's common stock, (iv) was not organized or reorganized for the specific purpose of acquiring Parent's common stock and (v) has been afforded the opportunity to ask questions of, and to receive answers from, Purchaser and to obtain additional information, all as necessary for Seller to make an informed investment decision with respect to the acquisition of Parent's common stock.

     5.18 Investment; Legend. Seller is acquiring Parent's common stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Seller understands that at the time of the Closing the shares of Parent's common stock to be acquired have not been registered under the Securities Act but will have the right to be registered pursuant to the Registration Rights Agreement. The availability of an exemption from the registration provisions of the Securities Act depends upon, among other things, the bona fide nature of the investment intent. Seller understands and acknowledges that at Closing and until registered the certificates representing the Parent's common stock will bear a legend substantially to the following effect:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS BUT ARE REQUIRED TO BE REGISTERED PURSUANT TO A REGISTRATION RIGHTS AGREEMENT. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS."

     5.19 Rule 144. Seller acknowledges that Parent's common stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

     5.20 Broker's Fees. Except as set forth on Schedule 5.20, neither Seller, nor any of its affiliates, has utilized, directly or indirectly, any person or entity who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser for arranging the transaction contemplated hereby or introducing the parties to each other.

     5.21 Limitation on Warranties; Survival.

          (a) Except as expressly set forth in this Article V, Seller makes no express or implied warranty of any kind whatsoever, including, without limitation, any representation as to physical condition or value of any of the Purchased Assets or the future profitability or future earnings performance of the Business. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

          (b) Notwithstanding anything to the contrary in this Agreement, the representations and warranties made in this Article V shall survive until the fifteen month anniversary of the Closing.

     5.22 Top Five Customers. Seller's top five customers for the current fiscal year are listed on Schedule 5.22. Seller has not received any written notice from any of the customers listed on Schedule 5.22 stating that they have ceased, or intend to cease, using the services of the Business, or have substantially reduced, or intend to substantially reduce, the use of such services. No claims are pending or, to Seller's knowledge, are threatened in writing by any of the customers listed on Schedule 5.22 alleging a breach by Seller of any express or implied warranties or representations.

     5.23 Definition of Knowledge. For the purposes of this Agreement, the knowledge of Seller shall be deemed to be limited to the actual knowledge as of the Closing Date of Richard Giordanella, Lorraine Baker and Richard Divosevic without giving effect to imputed knowledge.

     5.24 Disclaimer of Additional Representatives and Warranties. Except as expressly set forth in this Article V, Seller makes no representations or warranties, express or implied.

                                   ARTICLE VI
                          CONDUCT PRIOR TO THE CLOSING

     6.1 General. Seller and Purchaser shall have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this Article VI.

     6.2 Seller's Obligations. The following are Seller's obligations:

          (a) Seller shall give to Purchaser's officers, employees, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of Seller relating to the Business and shall furnish to Purchaser such information as Purchaser may at any time and from time to time reasonably request.

          (b) Seller shall carry on the Business in the usual and ordinary course of business, consistent with past practice, in all material respects. In connection with this provision, Seller shall not accelerate receivables or defer payables beyond that which is in the ordinary course of business.

          (c) Seller shall use reasonable efforts to obtain the consents to the assignment of those contracts, leases or other instruments, which are enumerated in Schedule 6.2(c) hereto (the "Material Consents") or at Purchaser's direction and cost, alternate arrangements mutually satisfactory to Purchaser and Seller with respect to the Material Consents.

          (d) Without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement, Seller shall not, with respect to the conduct of the Business:

               (i) incur or commit to incur any capital expenditures in connection with the Business in excess of $50,000 in the aggregate;

               (ii) prepay any material obligations of the Business;

               (iii) increase the compensation payable to any employee or consultant employed in the conduct of the Business, other than the payment of bonuses in the ordinary course of business consistent with past practice;

               (iv) enter into, or amend in any material respect, any agreement listed on Schedule 5.10(a) hereto; or

               (v) sell, transfer or otherwise dispose of any material asset or property of the Business except for sales of inventory in the usual and ordinary course of business and except for cash applied in payment of liabilities of the Business in the usual and ordinary course of business.

     6.3 Purchaser's Obligations. The following are Purchaser's obligations:

          (a) Purchaser shall not disclose to any third party (other than to its directors, officers, and employees having a need to know such information in connection with the transaction contemplated hereby, or to its attorneys, accountants, investors and lenders, all of whom shall have agreed to maintain the confidentiality of such information), or use for any purpose other than evaluating and carrying out the transaction contemplated hereby, any Confidential Information (as defined herein) regarding Seller and the Business. Intending that the term shall be broadly construed, "Confidential Information" means all information, and all documents and other tangible items which record information, which at the time or times concerned is protectible as a trade secret under applicable law, including, without limitation, the following especially sensitive types of information with respect to the Business:

               (i) product development and marketing plans and strategies;

               (ii) unpublished drawings, manuals, know-how, research in progress, and the like;

               (iii) the identity, purchase and payment patterns of, and special relations with, customers;

               (iv) the identity, net prices and credit terms of, and special relations with, suppliers; and

               (v) proprietary software and business records.

     The preceding portions of this Section 6.3 (a) shall not apply to information (i) which was in the public domain or independently received from a third party with a right to disclose such information, (ii) which was previously known by Purchaser, or (iii) to the extent that disclosure is required by law. Purchaser shall advise Seller of any request, including a subpoena or similar legal inquiry, to disclose any such confidential information, so that Seller can seek appropriate legal relief.

          (b) In the event that any Permit or Environmental Permit which is to be assigned to Purchaser is not assignable, and Purchaser needs such Permit or Environmental Permit in order to operate the Business, Purchaser shall use commercially reasonable efforts (and Seller shall cooperate with Purchaser) to obtain such Permit or Environmental Permit.

          (c) Purchaser shall use reasonable efforts to assist Seller in obtaining the consents to the assignment of, or at Purchaser's cost, alternate arrangements mutually satisfactory to Purchaser and Seller with respect to the Material Consents.

     6.4 Joint Obligations. The following shall apply with equal force to Seller and Purchaser:

          (a) Without implication that such laws apply to the transaction contemplated hereby, Seller and Purchaser shall not comply with the provisions of the Uniform Commercial Code of any states relating to bulk sales.

          (b) Each party shall promptly give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transaction contemplated hereby.

          (c) No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto.

          (d) Each party shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby as soon as possible.

          (e) Purchaser, Parent and Seller shall each negotiate in good faith an Escrow Agreement among Purchaser, Parent, Seller and the Escrow Agent mutually acceptable to Purchaser and Seller and containing terms consistent with those provided for herein (the "Escrow Agreement").

          (f) Seller will provide prompt notice to Purchaser and Parent, and Purchaser and Parent will provide prompt notice to Seller, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement to become untrue or inaccurate such that any condition set forth in Section 7.1(a) or Section 7.2(a), as applicable, would not be satisfied and (ii) any failure of Seller or Purchaser or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 7.1(b) and Section 7.2(b), as applicable, would not be satisfied. Should any such fact or condition set forth in such notice require any change to the Schedules to this Agreement, Seller or Purchaser, as applicable, shall promptly deliver to the other party a supplement to the relevant section of the Schedules specifying such changes; provided, however, that.any such supplement shall be subject to the termination provisions of Section 12.2(c) and Section 12.2(d), as applicable. If either party elects not to exercise its termination rights contained in and pursuant to Section 12.2(c) or Section 12.2(d), as applicable, within five (5) days of receipt of the supplement to the Schedules , the supplement will be deemed to have qualified the representations and warranties contained in this Agreement and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

                                  ARTICLE VII
                              CONDITIONS TO CLOSING

     7.1 Conditions to Seller's Obligations. The obligation of Seller to consummate the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in Article XII:

          (a) Each and every representation and warranty made by Purchaser shall be true and correct in all material respects at Closing as if originally made on and as of the Closing Date

          (b) All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been fully performed in all material respects.

          (c) Purchaser shall have delivered to Seller the required deliverables set forth in Section 8.2.

          (d) No suit, proceeding or investigation shall have been commenced by any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

     7.2 Conditions to Purchaser's Obligations. The obligation of Purchaser to consummate the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Article XII:

          (a) Each and every representation and warranty made by Seller shall be true and correct in all material respects at Closing as if originally made on and as of the Closing Date

          (b) All obligations of Seller to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been fully performed in all material respects.

          (c) All of the Material Consents shall have been obtained.

          (d) Seller shall have delivered to Purchaser the required deliverables set forth in Section 8.3.

          (e) No suit, proceeding or investigation shall have been commenced by any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

                                  ARTICLE VIII
                                     CLOSING

     8.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VIII. All documents which Seller shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

     8.2 Purchaser's Deliveries. Subject to the fulfillment or written waiver of the conditions set forth in Section 7.2 (other than clause (d)), Purchaser shall execute and/or deliver to Seller all of the following:

          (a) the Cash Portion, less the Escrowed Funds;

          (b) certificates of common stock of Parent constituting the Stock Portion, less the Escrowed Shares;

          (c) the Escrow Agreement (and Purchaser shall have delivered the Escrowed Funds and the Escrowed Shares to the Escrow Agent pursuant to the Escrow Agreement);

          (d) [intentionally omitted]

          (e) a certified copy of Parent's and Purchaser's Certificate of Incorporation and By-laws;

          (f) a certificate of good standing of Purchaser, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware;

          (g) an incumbency and specimen signature certificate with respect to the officers of Parent and Purchaser executing this Agreement and Purchaser's Ancillary Documents on behalf of Parent and Purchaser;

          (h) a certified copy of resolutions of Parent's and Purchaser's board of directors, authorizing the execution, delivery and performance of this Agreement and Purchaser's Ancillary Documents;

          (i) an assumption agreement, duly executed by Parent and Purchaser, under which Parent and Purchaser assumes the Assumed Liabilities; and

          (j) an executed employment agreement between Purchaser and Richard Giordanella; and

          (k) such other documents from Parent and Purchaser as may reasonably be required in order to effectuate the transactions contemplated (i) hereby and (ii) by the Purchaser's Ancillary Documents.

     8.3 Seller's Deliveries. Subject to the fulfillment or written waiver of the conditions set forth in Section 7.1 (other than clause (c)), Seller shall deliver to Purchaser physical possession of all tangible Purchased Assets, and shall execute (where applicable in recordable form) and/or deliver or cause to be executed and/or delivered to Purchaser all of the following:

          (a) the Escrow Agreement;

          (b) [intentionally omitted]

          (c) certified copies of Seller's Certificate of Incorporation and By-laws;

          (d) certificates of good standing of Seller, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware;

          (e) an incumbency and specimen signature certificate with respect to the officers of Seller executing this Agreement and Seller's Ancillary Documents on behalf of Seller;

          (f) a certified copy of resolutions of Seller's board of directors, authorizing the execution, delivery and performance of this Agreement and Seller's Ancillary Documents;

          (g) a bill of sale, executed by Seller, conveying all of the tangible personal property included in the Purchased Assets to Purchaser;

          (h) an assignment to Purchaser, executed by Seller, assigning to Purchaser all of the Purchased Assets (other than tangible personal property), along with the original instruments (if any) representing, evidencing or constituting such Purchased Assets. If requested, Seller shall also execute and deliver (in recordable form where required) separate assignments of any of such Purchased Assets, and where applicable, in the form reasonably required by the applicable governmental agencies, insurance companies, customers, lessors, and other parties with whom the assignments must be filed;

     (i) if Seller consents to Purchaser not assuming the obligation otherwise constituting an Assumed Liability, a pay-off letter, accompanied by wire transfer instructions from lender of Seller and Seller directing Purchaser to transfer funds from Purchaser to lender of Seller necessary to pay off Seller's indebtedness to such lender; provided that such payment shall not reduce the consideration to be paid to Seller

          (j) copies of the Material Consents;

          (k) certificates of title or origin (or like documents) with respect to all vehicles and equipment included in the Purchased Assets for which a certificate of title or origin is required in order for title thereto to be transferred to Purchaser;

          (l) evidence of repayment of Seller's outstanding line of credit and release of all Liens associated therewith; and

          (m) such other documents as may reasonably required from Seller in order to effectuate the transactions contemplated (i) hereby and (ii) by the Seller's Ancillary Documents.

                                   ARTICLE IX
                             POST-CLOSING AGREEMENTS

     9.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article IX.

     9.2 Inspection of Records. Seller shall make its books and records and Purchaser shall make the books and records of the Business (including in each case work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions of the Business occurring prior to and those relating to the Closing, the historical financial condition, results of operations and cash flows of the business, or the Assumed Liabilities. In the case of Seller's books and records, such records shall be made available at Seller's executive office, and in the case of the Business' books and records acquired by Purchaser, such records shall be made available at Purchaser's executive office. As used in this
Section 9.2, the right of inspection includes the right to make extracts or copies. Any information obtained pursuant to this Section 9.2 shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party. In addition, in connection with lawsuits or other proceedings, Seller or Purchaser, as the case may be, shall use reasonable efforts to make available at the requesting party's expense, personnel (for reasonable periods of time) of Seller or Purchaser, as the case may be, for purposes of depositions and testimony. In addition, Purchaser shall give reasonable assistance to Seller, through Purchaser's employees and without cost to Seller, in order for Seller to record entries relating to the closing of Seller's books relating to the Business, the preparation and mailing of invoices for work performed on or prior to the Closing and to prepare and file Tax returns related to the Business.

     9.3 Certain Tax Matters. Seller shall prepare and file (and to the extent applicable, distribute) all returns, reports and information statements, forms or similar documents for distribution to third parties, with respect to Taxes owed by the Business with respect to periods through the Closing. Purchaser shall prepare and file (and to the extent applicable, distribute) all returns, reports and information statements, forms or similar documents for distribution to third parties, with respect to Taxes owed by the Business with respect to periods from and after the Closing. The filing party shall upon the request of the other party forthwith provide proof of its compliance with the foregoing.

     9.4 Use of Trademarks; References to Seller. Seller shall cease to use and shall not license or permit any third party to use the name "Soft Link Solutions" to, or any name, slogan, logo or trademark which is similar or deceptively similar to any of the Trademarks. Purchaser may refer to the Business as formerly being Seller's. Seller shall amend its charter promptly after the Closing in order to change its name to one that does not include the words "Soft Link Solutions." Such amendment shall be reasonably acceptable to Purchaser and its counsel. Seller shall not dissolve as a corporate entity until the last to occur of (a) the filing of its Tax returns and the payment of its Taxes for the period through the Closing, (b) Section 9.8 no longer being applicable and (c) the determination of the Final Net Current Liabilities and the payment of any amounts owed under Section 3.6(e).

     9.5 Collection of Accounts Receivable. For a period of 120 days after the Closing Date, Purchaser shall use commercially reasonable efforts to collect the Excluded Accounts Receivable consistent with its practices for collection of its own accounts receivable. On or before the 20th day of each month (commencing February 20, 2006), Purchaser shall remit to Seller all amounts collected by Purchaser with respect to the Excluded Accounts Receivable during the prior month. Purchaser shall hold all such amounts so collected in trust for Seller in a separate account, and with each remittance, Purchaser shall furnish a statement of the amounts collected and the persons from whom such amounts were collected. All payments received by Purchaser from a customer shall be first applied to the oldest non-disputed accounts receivable of such customer. In the event Seller shall receive any instrument of payment of any of the accounts receivable of the Business that do not constitute Excluded Accounts Receivable, Seller shall deliver it to Purchaser, endorsed where necessary, without recourse, in favor of Purchaser.

     9.6 Third Party Claims. The parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Closing which are not subject to the indemnification provisions contained in Article XI, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

     9.7 [Intentionally omitted]

     9.8 Non-Assignment. Notwithstanding any provision to the contrary contained herein (but not in limitation of Seller's obligations hereunder), Seller shall not be obligated to assign to Purchaser any contract, purchase order, sales order, lease or other instrument which provides that it may not be assigned without the consent of the other party thereto and for which such consent is not obtained. Seller and Purchaser shall cooperate, and Seller shall use reasonable commercial efforts, to procure the consent to assignment to Purchaser of all agreements included in the Purchased Assets as promptly as practicable after the Closing. If, upon exercise by Seller of reasonable commercial efforts to procure such consents, Seller determines that any agreement included in the Purchased Assets is not or will not be assignable by Seller to Purchaser, Seller shall, to the extent feasible and practicable, for a period of 120 days after the Closing provide Purchaser the benefit of such agreement to the same extent as if Seller had not been prevented from assigning such agreement to Purchaser to the extent legally permissible without violating such contract, and Purchaser shall act as Seller's subcontractor and agent and, if the benefit of such contract is provided to Purchaser, shall perform all of the obligations and assume all of the liabilities under such agreements. Nothing in this Agreement shall be construed as an attempt to assign any agreement that by its terms is not assignable without the consent of the other party. Without limiting the generality of any provision elsewhere herein contained, the non-assignment of any of the foregoing shall not, to the extent the liabilities thereunder would have been Assumed Liabilities but for this Section 9.8, affect the status of such liabilities as Assumed Liabilities, unless Seller (but not Purchaser) is able to derive the benefits of the agreement, in which case Seller shall remain responsible for such liabilities.

     9.9 Non-Competition and Non-Solicitation. For a one year period following the Closing Date, Seller shall not, directly or indirectly, engage in activities which compete with the Business. For a two-year period following the Closing Date, Seller shall not, directly or indirectly, (a) enter into any agreements, arrangements or understandings with any of the customers of or licensors to the Business as of the Closing Date (including without limitation the parties to the Contracts listed on any Schedule hereto) or any persons or entities that were customers of or licensors to the Business at any time during the twelve (12) month period immediately prior to the Closing Date that would interfere or adversely affect the relationship of such customers with Purchaser or any of its subsidiaries or (b) entice, induce or solicit any employee or consultant of Purchaser or any of its subsidiaries, to leave the employment of, or no longer render services to, Purchaser or any of its subsidiaries.

     9.10 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

     9.11 Registration Rights.

          (a) Parent shall file with the Securities and Exchange Commission ("SEC") within 45 days following the Closing Date a "shelf" registration statement on Form S-3 (or amendment thereto) relating to, among other things, the reoffer of the Stock Portion (including any appropriate supplements or amendments thereto, any documents incorporated by reference therein and any preliminary or final prospectus included as a part thereof, the "Registration Statement"). Parent shall ensure that the Registration Statement includes a reoffer prospectus that covers the offer and sale by Seller of the Stock Portion and includes a "Plan of Distribution" reasonably satisfactory to Seller. In the event that Seller distributes any or all of the securities constituting the Stock Portion to its shareholders in a transaction exempt from registration under applicable securities laws, Parent shall update the Registration Statement to reflect such change in the selling stockholders (such person(s) so named in the Registration Statement, the "Selling Stockholders"). Parent shall use its reasonable best efforts to cause the Registration Statement to be declared effective as soon as practicable and to ensure that such registration statement remains effective so that the Selling Stockholders may use the reoffer prospectus included in the Registration Statement to reoffer such securities until the earlier of: (A) Seller or any affiliate of Seller having disposed of all of the Stock Portion pursuant to such Registration Statement, or (B) all of the Stock Portion being eligible for resale by Seller or an affiliate of Seller in a single transaction pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. As a condition to the foregoing obligations, Selling Stockholders shall, upon request by Parent for the same, provide Parent in writing all information required by Item 7 of Form S-3 (or comparable information in any successor form) and such other information as Parent may reasonably request in order to comply with the requirements of applicable federal and state securities laws (the "Seller Provided Information"). On or before the date required by applicable Nasdaq Stock Market rules, Parent shall cause the shares of its common stock issuable hereunder to be authorized for listing on The Nasdaq National Market.

          (b) Notwithstanding anything to the contrary contained in Section 9.11(a), for a period not to exceed thirty (30) consecutive calendar days and not to exceed sixty (60) calendar days in any twelve-month period (each a "Black Out Period"), provided that there must be an interim period of at least sixty (60) consecutive days between the end of one Black Out Period and the beginning of another Black Out Period, any and all sales of the Stock Portion by the Selling Stockholders pursuant to an effective Registration Statement shall be suspended: (i) if an event has occurred and is continuing as a result of which any such registration statement or prospectus would, in Parent's reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) if Parent notifies the Selling Stockholders in writing that such actions would, in the good faith judgment of outside counsel to Parent, require the disclosure of material non-public information which Parent has a bona fide business purpose for preserving as confidential and which Parent would not otherwise be required to disclose. If an event in clause (i) of this Section 9.11(b) has occurred, Parent shall promptly give written notice to the Selling Stockholders and shall promptly file any registration statement or amendment thereto required to be filed by it pursuant to this Agreement, furnish any prospectus supplement or amendment required to be furnished, make any other filing with the SEC required of it or terminate any suspension of sales it has put into effect as promptly as practicable and shall take such other actions to permit registered sales of the Stock Portion as contemplated by this Agreement. If an event in clause
     (ii) of this Section 9.11(b) has occurred, Parent will not be required to file any registration statement pursuant to this Agreement, file any amendment thereto, furnish any supplement to a prospectus included in a registration statement, make any other filing with the SEC required pursuant to this Agreement, cause any registration statement or other filing with the SEC to become effective, or take any similar action. Upon the termination of the condition described in clause (ii) above, Parent shall promptly give written notice to the Selling Stockholders and shall promptly file any registration statement or amendment thereto required to be filed by it pursuant to this Agreement, furnish any prospectus supplement or amendment required to be furnished, make any other filing with the SEC required of it or terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of the Stock Portion as contemplated by this Agreement.

          (c) Parent shall be responsible for all fees and expenses, including without limitation all SEC filing fees, that are customarily paid by an issuer under a separate registration rights agreement for a transaction of this type for the preparation and filing of the Registration Statement. Selling Stockholders shall pay any discounts or commissions incurred by Selling Stockholders in connection with the sale of any of the Stock Portion pursuant to any Registration Statement.

          (d) Parent will furnish to the Selling Stockholders, without charge, as many copies of each prospectus, including each preliminary prospectus, if any, and any amendment or supplement thereto and such other documents as the Selling Stockholders may reasonably request, in order to facilitate the public sale or other disposition of such securities.

          (e) Parent shall promptly notify Seller (1) when the Registration Statement or any post-effective amendment or supplement has been filed, when the Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (2) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, or (3) of the happening of any event in clause (i) of Section 9.11(b).

          (f) Except as provided in Section 9.11(b), Parent shall use its reasonable best efforts to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of the Registration Statement or suspending of the qualification (or exemption from qualification) of any of the securities for sale in any jurisdiction, as promptly as reasonably practicable;

          (g) Parent agrees to indemnify and hold harmless, to the fullest extent permitted by applicable law, each Selling Stockholder and its affiliates and their respective officers, directors, partners, stockholders, members, employees, agents and representatives and each person (if any) which controls a Selling Stockholder within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees) (collectively, "Losses") caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary prospectus or prospectus relating to the Stock Portion (as amended or supplemented from time to time), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Losses are caused by or contained in or based upon any information furnished in writing to Parent by or on behalf of such Selling Stockholder expressly for use therein (which was not subsequently corrected in writing prior to or concurrently with the sale of Stock Portion to the person asserting the Loss) or by the Selling Stockholder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after Parent has furnished the Selling Stockholder with copies of the same. Notwithstanding the foregoing, Parent shall have no obligation to indemnify under this Section 9.11(g) to the extent any such Losses have been finally and non-appealably determined by a court of competent jurisdiction to have resulted from a Selling Stockholder's willful misconduct or gross negligence.

          (h) The Selling Stockholders agree to indemnify and hold harmless, to the fullest extent permitted by applicable law, Parent and its affiliates and their respective officers, directors, partners, stockholders, members, employees, agents and representatives and each person (if any) which controls Parent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary prospectus or prospectus relating to the Stock Portion (supplemented from time to time) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as such Losses are caused by or contained in or based upon any information furnished in writing to Parent by or on behalf of such Selling Stockholder expressly for use therein (which was not subsequently corrected in writing prior to or concurrently with the sale of Stock Portion to the person asserting the
     Loss). Notwithstanding the foregoing, the Selling Stockholder shall have no obligation to indemnify under this Section 9.11(h) to the extent that any such Losses have been finally and non-appealably determined by a court of competent jurisdiction to have resulted from Parent's willful misconduct or gross negligence.

          (i) In case any proceeding (including any governmental investigation) shall be instituted or threatened involving any Person in respect of which indemnity may be sought pursuant to Section 9.11(g) or Section 9.11(h), indemnification shall be made in accordance with the procedures set forth in Section 11.8. If the indemnification provided for in this Section 9.11 is unavailable to an indemnified party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of Parent and each Selling Stockholder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Parent and each Selling Stockholder agrees that it would not be just and equitable if contribution pursuant to this Section 9.11(i) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this paragraph.

          (j) The amount paid or payable by an indemnified party as a result of the Losses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9.11, no Selling Stockholder shall be required to indemnify for or contribute any amount in excess of the amount by which the net proceeds of the offering received by such Selling Stockholder exceeds the amount of any damages which such Selling Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                                   ARTICLE X
                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

     10.1 Employment of Seller's Employees. On or before the Closing Date, Purchaser shall offer to employ effective as of the Closing each of the Employees in positions and at compensation no less favorable to the Employee than the position and compensation in effect on the date hereof; provided that any consultant may be hired as an employee, in Purchaser's sole discretion. Each such person who is employed by Purchaser is hereinafter referred to individually as a "Hired Employee" and collectively as the "Hired Employees". Except for voluntary resignations and deaths, Purchaser shall not terminate the employment of any Hired Employee until at least the last day of the second full calendar month commencing after the Closing Date, but may at any time terminate any Employee for cause. For purposes of this Agreement, "cause" for termination shall mean (1) conviction (including a plea of guilty or nolo contendere) of a crime involving theft, fraud, dishonesty or moral turpitude, (2) intentional or grossly negligent disclosure of confidential or trade secret information of Purchaser (or any of its affiliates) to anyone who is not entitled to receive such information, (3) gross omission or gross dereliction of any statutory or common law duty of loyalty to Purchaser or any of its affiliates, (4) willful or grossly negligent violation of the Purchaser's written policies or procedures, or (5) failure to carry out the duties of the employee's position.

     10.2 Seller Benefit Plans. Except to the extent included in the Final Net Current Liabilities, Seller shall retain all liabilities with respect to benefits accrued and claims incurred with respect to all Employees under any benefit plans established by Seller or any ERISA Affiliate through the moment immediately preceding the Closing ("Seller Benefit Plans") and any and all assets set aside with respect to the funding and payment of such liabilities. Seller shall also retain any liabilities which may accrue after the Closing with respect to any person who is not a Hired Employee, including Lorraine Baker, provided, however, Purchaser shall have all responsibility to provide COBRA coverage to any person under the COBRA provisions of ERISA Sections 601 through 608 or Code Section 4980 B. Except as otherwise provided in this Agreement, as of the first moment of the Closing, all Employees will cease to participate as active participants in or accrue benefits under the Seller Benefit Plans. Thereafter, no Employee shall assume or be entitled to participate in any Seller Benefit Plans, except to the extent such plans provide by their terms for participation after the Closing or as otherwise required by law or by the terms of this Agreement. Seller shall vest all Employees in all Seller contributions to its 401(k) plan, effective at the Closing.

     10.3 Purchaser Benefit Plans. As of the first moment following the Closing and thereafter, Purchaser shall provide to all Hired Employees such benefits as Purchaser shall determine, which shall contain no restrictions or limitations with respect to pre-existing conditions (other than those which are not satisfied under Seller Benefit Plans as of the Closing). Purchaser shall recognize, from and after the Closing, each Hired Employee's service, as set forth on Schedule 5.12(n) hereto with respect to each such Hired Employee, for purposes of determining eligibility to participate and vesting under any Employee Benefit Plan established by Purchaser or any of their affiliates on or after the Closing or maintained by Purchaser or any affiliate and in which Hired Employees will participate, including without limitation all qualified pension, savings, or profit-sharing plans, group health plans, vacation plans and policies, severance, disability and other welfare benefit plans (including retiree health, dental and life insurance).

                                   ARTICLE XI
                                 INDEMNIFICATION

     11.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article XI.

     11.2 Certain Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

          (a) "Damages" shall mean all assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses;

          (b) "Indemnified Party" shall mean a party hereto who is entitled to indemnification from another party hereto pursuant to this Article XI;

          (c) "Indemnifying Party" shall mean a party hereto who is required to provide indemnification under this Article XI to another party hereto;

          (d) "Third Party Claim" shall mean any action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

     11.3 Indemnification Obligations of Seller. Subject to the provisions of Sections 11.4 and 11.9, Seller shall indemnify, save and keep harmless Purchaser and its successors and permitted assigns ("Purchaser Indemnitees") against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement or in any closing document delivered to Purchaser in connection with this Agreement;

          (b) any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article XI);

          (c) the failure to discharge when due any liability or obligation of Seller other than the Assumed Liabilities;

          (d) acts or omissions of Seller after the Closing and not constituting an Assumed Liability; and

          (e) any and all actions, suits, proceedings, demands or assessments incident to any of the foregoing.

     11.4 Limitation on Seller's Indemnification Obligations. Seller's obligations pursuant to the provisions of Section 11.3 are subject to the following limitations:

          (a) the Purchaser Indemnitees shall not be entitled to recover under
     Section 11.3(a) (and Section 11.3(e), to the extent related to claims under Section 11.3(a)) (until the total amount which Purchaser would recover under Section 11.3(a) (and Section 11.3(e), to the extent related to claims under Section 11.3(a)), but for this Section 11.4(a), exceeds $50,000 and then only for the excess over $50,000;

          (b) the Purchaser Indemnitees shall not be entitled to recover under
     Section 11.3(a) (and Section 11.3(e), to the extent related to claims under Section 11.3(a)) unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty, delivered to Seller on or prior to the 15 month anniversary of the Closing Date;

          (c) the Purchaser Indemnitees shall not be entitled to recover under
     Section 11.3(b), 11.3(c) or Section 11.3(e) (to the extent related to claims under Section 11.3(a)) hereof if indemnification is also available to the Purchaser Indemnitees under Section 11.3(a) hereof (it being understood that the Purchaser Indemnitees' exclusive remedy in such case shall be pursuant to Section 11.3(a) hereof);

          (d) the Purchaser Indemnitees shall not be entitled to recover under
     Section 11.3:

               (i) with respect to the Leased Premises;

               (ii) WITH RESPECT TO CONSEQUENTIAL DAMAGES, INCLUDING CONSEQUENTIAL DAMAGES CONSISTING OF BUSINESS INTERRUPTION OR LOST PROFITS, OR WITH RESPECT TO PUNITIVE DAMAGES;

               (iii) subject to Seller's compliance with Section 9.8 hereof, with respect to the nonassignability or nontransferability of any of the Purchased Assets or Assumed Liabilities or the failure to obtain any consent, or to satisfy any conditions imposed incident to the giving of any consent, required in connection with, or as a consequence of, the transfer of any of the Purchased Assets to, or the assumption of the Assumed Liabilities by, Purchaser;

               (iv) to the extent the aggregate claims under Section 11.3(a) of the Purchaser Indemnitees exceed the Escrowed Amount;

               (v) to the extent the subject matter of the claim is covered by insurance (including title insurance) held by Purchaser;

               (vi) with respect to any claim by or liability to any employee employed in the conduct of the Business arising as the result of the termination of such employee's employment with Purchaser or any other action by Purchaser subsequent to the Closing; or

               (vii) without limiting the foregoing, to the extent the matter in question, taken together with all similar matters, does not exceed the amount of any reserves with respect to such matters which are reflected on the Closing Balance Sheet;

          (e) the amount of any recovery by the Purchaser Indemnitees pursuant to Section 11.3 shall be net of any foreign, federal, state and/or local income tax benefits actually recognized by the Purchaser Indemnitees as a direct result of the state of facts which entitled the Purchaser Indemnitees to recover from Seller pursuant to Section 11.3;

          (f) any amounts recoverable under Section 11.3 shall first be applied against the Escrowed Amount, or remainder thereof, and disbursed from the Escrow Account pursuant to the Escrow Agreement; and

          (g) the maximum amount of all recoveries, in the aggregate, by the Purchaser Indemnitees pursuant to Section 11.3(b) (and Section 11.3(e), to the extent related to claims under Section 11.3(b)) shall be limited solely to the Purchase Price.

     11.5 Purchaser's Indemnification Covenants. Purchaser shall indemnify, save and keep harmless Seller and its successors and permitted assigns against and from all Damages sustained or incurred by any of then resulting from or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in any closing document delivered to Seller in connection with this Agreement;

          (b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article XI);

          (c) Purchaser's failure to pay, discharge and perform any of the Assumed Liabilities when due;

          (d) acts or omissions of Purchaser after the Closing and not constituting an Excluded Liability, including, without limitation, Purchaser's operation of the Business after the Closing; or

          (e) any and all actions, suits, proceedings, demands or assessments incident to any of the foregoing.

     11.6 Limitation on Purchaser's Indemnification Obligations. Purchaser's obligations pursuant to the provisions of Section 11.5 are subject to the following limitations:

          (a) the Seller Indemnitees shall not be entitled to recover under
     Section 11.5(a) (and Section 11.5(e), to the extent related to claims under Section 11.5(a)) (until the total amount which Seller would recover under
     Section 11.5(a) (and Section 11.5(e), to the extent related to claims under Section 11.5(a)), but for this Section 11.6(a), exceeds $50,000 and then only for the excess over $50,000;

          (b) the Seller Indemnitees shall not be entitled to recover under
     Section 11.5(a) (and Section 11.5(e), to the extent related to claims under Section 11.5(a)) unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty, delivered to Purchaser on or prior to the 15 month anniversary of the Closing Date;

          (c) the Seller Indemnitees shall not be entitled to recover under
     Section 11.5(b), 11.5(c) or Section 11.5(e) (to the extent related to claims under Section 11.5(a)) hereof if indemnification is also available to the Seller Indemnitees under Section 11.5(a) hereof (it being understood that the Seller Indemnitees' exclusive remedy in such case shall be pursuant to Section 11.5(a) hereof);

          (d) the Seller Indemnitees shall not be entitled to recover under
     Section 11.5:

               (i) WITH RESPECT TO CONSEQUENTIAL DAMAGES, INCLUDING CONSEQUENTIAL DAMAGES CONSISTING OF BUSINESS INTERRUPTION OR LOST PROFITS, OR WITH RESPECT TO PUNITIVE DAMAGES;

               (ii) to the extent the aggregate claims under Section 11.5(a) of the Seller Indemnitees exceed 10% of the Purchase Price; or

               (iii) to the extent the subject matter of the claim is covered by insurance (including title insurance) held by Seller.

          (e) the amount of any recovery by the Seller Indemnitees pursuant to
     Section 11.5 shall be net of any foreign, federal, state and/or local income tax benefits actually recognized by the Seller Indemnitees as a direct result of the state of facts which entitled the Seller Indemnitees to recover from Purchaser pursuant to Section 11.5; and

          (f) the maximum amount of all recoveries, in the aggregate, by the Seller Indemnitees pursuant to Section 11.5(b) (and Section 11.5(e), to the extent related to claims under Section 11.5(b)) shall be limited solely to the Purchase Price.

     11.7 Cooperation. Subject to the provisions of Section 11.8, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

     11.8 Third Party Claims. Following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice, and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. If:

          (a) the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter such tender is accepted without qualification by the Indemnifying Party; or

          (b) within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 11.8, the Indemnifying Party shall acknowledge without qualification its indemnification obligations as provided in this Article XI in writing to the Indemnified Party;

     then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party; provided further, that the Indemnifying Party may not settle such asserted liability without the written consent of any Indemnified Party if such settlement involves any admission of wrongful conduct on the part of any Indemnified Party or imposes any restriction on any Indemnified Party. All expenses (including without limitation attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. Notwithstanding the foregoing, if the Indemnified Party shall have reasonably concluded that separate counsel is required because, upon the advice of counsel to the Indemnified Party, a conflict of interest would exist under applicable federal, state, or local ethical law governing the conduct of attorneys (other than solely by reason of the fact that the Indemnified Party is a party seeking indemnification pursuant to this Agreement), the Indemnified Party shall have the right to select a separate counsel (but not more than one law firm together with local counsel, if necessary) to participate in the defense of such action on its behalf, at the sole expense of the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article XI shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender, or assume the defense, of a Third Party Claim pursuant to this Section 11.8, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 11.8, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys, fees and other expenses of defending, contesting, litigating and/or settling the Third Party claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

     11.9 Indemnification Exclusive Remedy. Indemnification pursuant to the provisions of this Article XI shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof. The only legal action which may be asserted by any party with respect to any matter which is the subject of this Article XI shall be a contract action to enforce, or to recover damages for the breach of, this Article XI. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party.

                                  ARTICLE XII
                        EFFECT OF TERMINATION/PROCEEDING

     12.1 General. The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article XII.

     12.2 Right to Terminate. This Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 13.4:

          (a) by the mutual written consent of Purchaser and Seller;

          (b) by either of such parties if the Closing Date shall not have occurred at or before 3:00 p.m. (Eastern standard time) on January 3, 2006; provided, however, the rights of termination under this Section 12.2(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date (unless such breach has been waived by the other party through the acceptance of a supplement to the Schedules to this Agreement pursuant to Section 6.4(f));

          (c) by Purchaser and Parent if Seller delivers to Purchaser and Parent a supplement to the Schedules to this Agreement pursuant to Section 6.4(f); provided, that any notice of termination pursuant to this Section 12.2(c) must be delivered within five (5) days of receipt of the supplement to the Schedules; or

          (d) by Seller if Purchaser and Parent deliver to Seller a supplement to the Schedules to this Agreement pursuant to Section 6.4(f); provided, that any notice of termination pursuant to this Section 12.2(c) must be delivered within five (5) days of receipt of the supplement to the Schedules.

     12.3 Certain Effects of Termination. In the event of the termination of this Agreement by either Seller or Purchaser as provided in Section 12.2:

          (a) each party, if so requested by the other party, will return promptly every document furnished to it by the other party (or any subsidiary, division, associate or affiliate of such other party) in connection with the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made;

          (b) all information received by any party hereto with respect to the business of the other party hereto or its subsidiaries, divisions, affiliates or associates (other than information which is a matter of public knowledge or which has heretofore been or is hereafter publicly published in any publication for public distribution or filed as public information with any governmental authority) shall not, unless otherwise required by law, at any time be used for the advantage of, or disclosed to third parties by, such party for any reason whatsoever.

     This Section 12.3 shall survive any termination of this Agreement.

     12.4 Remedies. Notwithstanding any termination right granted in Section 12.2, in the event of the nonfulfillment of any condition to a party's closing obligations, in the alternative, such party may elect to do one of the following:

          (a) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the Closing shall be deemed a waiver of each breach of any representation, warranty or covenant and of such party's rights and remedies with respect thereto to the extent that such party shall have actual knowledge of such breach and the Closing shall nonetheless occur;

          (b) decline to close, terminate this Agreement as provided in Section 12.2, and thereafter seek damages to the extent permitted in Section 12.5; or

          (c) seek specific performance of the obligations of the other party. Each party hereby agrees that in the event of any breach by such party of this Agreement, the remedies available to the other party at law would be inadequate and that such party's obligations under this Agreement may be specifically enforced.

     12.5 Right to Damages. If this Agreement is terminated pursuant to Section 12.2, neither party hereto shall have any claim against the other except if the circumstances giving rise to such termination were caused by the other party's willful failure to comply with a material covenant set forth herein, in which event termination pursuant to Section 12.2 shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party, and said party shall also be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

                                  ARTICLE XIII
                                  MISCELLANEOUS

     13.1 [Intentionally Omitted]

     13.2 Sales and Transfer Taxes. Seller shall pay all sales, use, transfer and conveyance taxes arising in connection with the sale and transfer of the Purchased Assets to Purchaser pursuant to this Agreement.

     13.3 Publicity. Except as otherwise required by law or applicable stock exchange rules, press releases and other publicity concerning this transaction shall be made only with the prior agreement of the Seller and Purchaser (and, in any event, Seller and Purchaser shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity). Except as otherwise required by law or applicable stock exchange rules, no such press releases or other publicity shall state the amount of the Purchase Price.

     13.4 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

                               If to Seller:

                               Prior to Closing, addressed to:

                               Soft Link Solutions, Inc.
                               2375 Ariel Street North
                               Maplewood, Minnesota 55109
                               Attention: Richard Giordanella
                               Telecopier:  (212) 799-4291

                               with a copy to:

                               Sandler Capital Management
                               711 Fifth Avenue, 15th Floor
                               New York, New York  10022
                               Attention:  William Bianco
                               Telecopier:  212-754-8162

                               and

                               Stinson Morrison Hecker LLP
                               1201 Walnut, Suite 2900
                               Kansas City, Missouri  64106
                               Attention:  Patrick J. Respeliers, Esq.
                               Telecopier:  816-691-3495
                               Following Closing, addressed to:

                               Sandler Capital Management
                               711 Fifth Avenue, 15th Floor
                               New York, New York  10022
                               Attention:  William Bianco
                               Telecopier:  212-754-8162

                               with a copy to:

                               Stinson Morrison Hecker LLP
                               1201 Walnut, Suite 2900
                               Kansas City, Missouri  64106
                               Attention:  Patrick J. Respeliers, Esq.
                               Telecopier:  816-691-3495

                               If to Purchaser

                               Addressed to:

                               Infocrossing, Inc.
                               2 Christie Heights
                               Leonia, New Jersey  07605
                               Attention:  CEO and General Counsel
                               Telecopier: (201) 840-7126

                               with a copy to:

                               Dechert LLP
                               30 Rockerfeller Plaza
                               New York, New York  10112
                               Attention:  Charles I. Weissman, Esq.
                               Telecopier:  212-698-3599

     and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this
     Section 13.4.

     13.5 Expenses. Except as set forth in Article XI, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses.

     13.6 Entire Agreement. This Agreement and the Purchaser's Ancillary Documents and the Seller's Ancillary Documents (the Purchaser's Ancillary Documents and the Seller's Ancillary Documents together being referred to herein as the "Ancillary Agreements") constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each exhibit and schedule, shall be considered incorporated into this Agreement and the Ancillary Agreements. Any matter which is disclosed in any portion of any schedule is deemed to have been disclosed for the purposes of all relevant provisions of this Agreement and the Ancillary. Agreements. The inclusion of any item in any schedule is not evidence of the materiality of such item for the purposes of this Agreement and the Ancillary Agreements. The parties make no representations or warranties to each other, except as contained in this Agreement and the Ancillary Agreements, and any and all prior representations and warranties made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement and the Ancillary Agreements, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement and the Ancillary Agreements. Purchaser acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Business in making its determination as to the propriety of the transactions contemplated by this Agreement and the Ancillary Agreements, and in entering into this Agreement and the Ancillary Agreements has relied solely on the results of said investigation and on the representations and warranties of Seller expressly contained in this Agreement and in the Seller's Ancillary Documents delivered by Seller pursuant to the provisions of this Agreement.

     13.7 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. Except as provided in Section 12.4(a), no waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     13.8 Counterparts. This Agreement may be executed by facsimile in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

     13.9 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision, provided that such invalidity or unenforceability does not deny any party the material benefits of the transactions for which it has bargained.

     13.10 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of New York applicable to contracts made in that State, without regard to conflicts of laws principles.

     13.11 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

     13.12 Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party, provided that Purchaser may assign any of its rights or delegate any of its duties to any entity that controls, is controlled by or is under common control with Purchaser; provided, further, that Purchaser and Parent shall remain liable for all duties of Purchaser so assigned. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the parties and the respective successors and permitted assigns of the parties.

     13.13 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

     13.14 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     13.15 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other person must make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such person or such party reasonably believes or reasonably is advised is not in accordance with law.

     13.16 Waiver of Trial by Jury. Each of the parties hereto waives the right to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party's rights under this Agreement.

     13.17 Consent to Jurisdiction. This Agreement has been executed and delivered in and shall be deemed to have been made in New York, New York. Seller and Purchaser each agrees to the exclusive jurisdiction of any state or Federal court within the City of New York, New York with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered mail, directed to it at its address as set forth in Section 13.5, and service so made shall be deemed to be completed when received. Seller and Purchaser each waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of Seller or Purchaser to serve legal process in any other manner permitted by law.

     13.18 Definitions. The following terms are defined in the following sections of this Agreement:

Defined Term                                                 Where Found
------------                                                 -----------
Agreement                                                    Preamble
Ancillary Agreements                                         13.6
Assumed Liabilities                                          2.1
Black Out Period                                             9.11(b)
Business                                                     Recitals
Cash Portion                                                 3.1
Closing                                                      3.2
Closing Date                                                 3.2
Closing Net Current Liabilities                              3.6(a)
Closing Net Current Liabilities Schedule                     3.6(a)
Code                                                         5.8
Confidential Information                                     6.3(a)
Damages                                                      11.2(a)
Employees                                                    5.12(n)
Environmental Laws                                           5.14
Environmental Permits                                        5.14
ERISA                                                        5.12(a)
ERISA Affiliate                                              5.12(c)
Escrow Account                                               3.4
Escrow Agent                                                 3.4
Escrow Agreement                                             6.4(e)
Escrowed Amount                                              3.4
Escrowed Funds                                               3.4
Escrowed Shares                                              3.4
Estimated Net Current Liabilities                            3.5
Estimated Net Current Liabilities Schedule                   3.5
Exchange Act                                                 9.11(g)
Excluded Accounts Receivable                                 1.3(k)
Excluded Assets                                              1.1
Excluded Liabilities                                         2.1
Financial Statements                                         5.6(a)
Final Closing Net Current Liabilities Schedule               3.6(d)
Final Net Current Liabilities                                3.6(d)
GAAP                                                         5.6(a)
Hired Employee                                               10.1
Hired Employees                                              10.1
Indemnified Party                                            11.2(b)
Indemnifying Party                                           11.2(c)
Intellectual Property                                        5.16
Interim Financial Statements                                 5.6(b)
Leased Premises                                              1.2(c)
Material Adverse Effect                                      5.9
Material Consents                                            6.2(c)
Parent                                                       Preamble
PBGC                                                         5.12(h)
Pension Plans                                                5.12(a)
Permits                                                      5.11
Purchase Price                                               3.1
Purchased Assets                                             1.1
Purchaser                                                    Preamble
Purchaser Indemnitees                                        11.3
Purchaser SEC Reports                                        ???
Purchaser's Ancillary Documents                              4.2
Registration Statement                                       9.11(a)
SEC                                                          9.11(a)
SEC Reports                                                  4.8
Seller                                                       Preamble
Seller's Ancillary Documents                                 5.2
Seller Provided Information                                  9.11(a)
Stock Portion                                                3.1
Tax                                                          5.8(a)
Taxes                                                        5.8(a)
Third Party Claim                                            11.2(d)
Trademarks                                                   5.16
Welfare Plans                                                5.12(b)

                            [signature pages follows]

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                  SELLER:

                                  SOFT LINK SOLUTIONS, INC.



                                  By: /s/ RICHARD GIORDANELLA
                                      ---------------------------
                                      Its: CEO



                                  PARENT:

                                  INFOCROSSING, INC.



                                  By: /s/ ROBERT B. WALLACH
                                      ---------------------------
                                      Its: President



                                  PURCHASER:

                                  ETG, INC.



                                  By: /s/ ROBERT B. WALLACH
                                      ---------------------------
                                      Its: President